Exhibit 99.1

Sterling Financial Corporation of Spokane, Wash., Announces 2009 Operating Results

Continued to Maintain Liquidity and Deposit Base in Fourth Quarter Set Aside Record Levels of Reserves

SPOKANE, Wash.--(BUSINESS WIRE)--February 1, 2010--Sterling Financial Corporation (NASDAQ:STSA), the bank holding company of Sterling Savings Bank and Golf Savings Bank, today announced results for the quarter and the year ended Dec. 31, 2009.

The net loss attributable to Sterling's common shareholders during the fourth quarter was $333.1 million, or $6.41 per common share, compared with a net loss in last year's fourth quarter of $356.3 million, or $6.87 per common share. This quarter’s loss includes a charge of $340.3 million that Sterling set aside as an allowance for credit losses. It also includes an accrual of $4.4 million in cumulative preferred dividends associated with the U.S. Treasury's Capital Purchase Program.

“Sterling’s results demonstrate our continued, aggressive efforts to improve credit quality,” said Greg Seibly, president and chief executive officer of Sterling Financial Corporation. “During the quarter, we set aside additional reserves to resolve non-performing loans and to recognize declines in the values of certain real estate. At the same time, the strength of Sterling’s franchise is demonstrated by loyal customers, a stable deposit base and knowledgeable bankers. We are focused on our goal of raising additional capital while maintaining a liquidity position that enables us to meet customer needs.”

For the year ended Dec. 31, 2009, the net loss attributable to Sterling’s common shareholders was $855.5 million, or $16.48 per common share, compared with a net loss of $336.7 million, or $6.51 per common share, for the year ended Dec. 31, 2008. The 2009 net loss includes a provision for credit losses of $681.4 million, as well as non-cash charges of $227.6 million for the impairment of goodwill and $269.0 million for the allowance established against the deferred tax asset. It also includes $17.4 million in accrued cumulative preferred dividends associated with the U.S. Treasury's Capital Purchase Program.

Key Financial Measures

  Allowance for credit losses was 4.62% of loans, compared with 3.48% at Sept. 30, 2009 and 2.55% at Dec. 31, 2008, reflecting the continuing efforts to recognize and address non-performing loans.
  Total transaction account balances grew 10% from Sept. 30, 2009, while the number of total transaction accounts increased 3% on an annualized basis.
  Liquidity, as measured by the net loans-to-deposits ratio, improved 11 percentage points during 2009 to 94%.
  Deposit funding costs were lowered 21 basis points from the third quarter and 94 basis points year over year.
  Non-interest income increased 28% to $28.1 million over the comparable quarter last year.
  Income from mortgage banking operations in the fourth quarter rose 59% to $10.8 million from the same quarter last year.
  Total risk-based capital ratio was 7.9% at Dec. 31, 2009.

Deposits and Liquidity

Sterling’s results reflect the implementation of its strategy of attracting core deposits by growing and deepening customer relationships. During the quarter, total transaction account balances (both interest and non-interest) grew 10% while the number of total transaction accounts increased 3% on an annualized basis. Consequently, Sterling was able to maintain relatively constant levels of retail deposits while beginning to reduce its reliance on brokered deposits, which declined on both a linked quarter and annual basis.

“During a difficult time, the quality customer relationships we have built are very important,” said Seibly. “We will continue to build on the foundation of our great customer relationships.”

Sterling improved average deposit funding costs by 21 basis points in the quarter, and 94 basis points year over year. While the deposits declined 7% from last year, Sterling successfully reduced its reliance on brokered deposits by 27% from last year.

	Dec. 31,	Sept. 30,	Dec. 31,	Annual
	2009	2009	2008	% Change
Deposits:	(Dollars in thousands)
Retail deposits	$5,879,034	$6,224,481	$6,074,416	-3%
Brokered deposits	1,079,997	1,407,108	1,480,569	-27%
Public funds	816,159	645,518	795,422	3%
Total deposits	$7,775,190	$8,277,107	$8,350,407	-7%
				Basis Point Change
Deposit funding costs	1.76%	1.97%	2.70%	-0.94%
Net loans to deposits	94%	96%	105%

The total value of Sterling's cash equivalents and investment-grade securities was $2.75 billion at Dec. 31, 2009, compared with $2.96 billion at Dec. 31, 2008. Sterling's investment portfolio of $2.18 billion at quarter end is comprised mostly of high-quality, government-backed securities and is managed to provide liquidity and capital preservation.

Capital Management

Sterling continues to work closely and cooperatively with its regulators and its financial advisors and believes it is making progress toward meeting the requirements of current regulatory standards.

Sterling’s strategy is expected to include a restructuring of its capital and liability structure that may include repurchasing or converting its preferred equity securities to common stock. Sterling's restructuring strategy is also expected to include offers by Sterling to the holders of Sterling's outstanding trust preferred securities (the TruPS) to purchase the TruPS at a discount to the principal amount outstanding. The aggregate principal amount of Sterling's outstanding TruPS is currently $238 million.

Each of these offers will be conditioned upon receipt of consent from the holders of the TruPS, regulatory consent, and receipt by Sterling of sufficient net proceeds from an equity offering, sale of assets or other transaction in order to purchase the TruPS. There can be no assurance that any holders will accept the TruPS offers, or approve the related amendments necessary to the TruPS documents, or that the conditions to the consummation of the offers will be met if any offers are accepted.

Sterling's ratio of tangible shareholders' equity to tangible assets was 2.78% at the end of the fourth quarter of 2009, compared with 5.42% at the end of the third quarter of 2009, and 7.07% at the end of the fourth quarter 2008. The decrease in tangible shareholder’s equity to tangible assets during 2009 was primarily due to the provision for credit losses and the deferred tax asset valuation allowance.

Balance Sheet Management

Sterling continued to execute on its strategy of reducing the size of its balance sheet, managing its investment portfolio to maintain high quality assets for liquidity, and lowering concentration risks by reducing construction and commercial real estate (CRE) loans within its total loan portfolio. In the past year, Sterling has reduced its construction loans by 40% or more than $1 billion.

	Dec. 31,	Sept. 30,	Dec. 31,	Annual
	2009	2009	2008	% Change
	(Dollars in thousands)
Total assets	$10,877,423	$11,873,490	$12,790,716	-15%
Net loans receivable	7,344,199	7,968,947	8,807,094	-17%
Construction loans:
Residential	720,964	988,827	1,455,860	-50%
Percent of gross loans	9%	12%	16%
Commercial (a)	795,144	919,239	1,078,835	-26%
Percent of gross loans	10%	11%	12%
Total construction loans	$1,516,108	$1,908,066	$2,534,695	-40%
Percent of gross loans	20%	23%	28%

(a) Includes multi-family construction.

Seibly said, “The decline in the size of the construction portfolio reflects our focused efforts to address non-performing loans in the portfolio, to curtail additional lending for construction projects and to reduce the risk for future loan losses.”

Since the fourth quarter of 2008, commercial construction loans have declined by 26%, or approximately $283.7 million and residential construction loans have decreased by 50%, or approximately $734.9 million.

Lending Activity

During the fourth quarter of 2009, Sterling originated $844.8 million in total loans, a 17% increase over the fourth quarter of 2008. Residential real estate mortgage originations primarily sold in the secondary markets represented $684.6 million of total originations in the fourth quarter and consumer loan originations comprised $38.1 million.

Operating Results

Net Interest Income

	Three Months Ended			Twelve Months Ended
	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,	Dec. 31,
	2009	2009	2008	2009	2008
	(Dollars in thousands)
Net interest income	$80,951	$87,059	$83,338	$343,977	$359,552
Net interest margin	2.85%	2.98%	2.80%	2.92%	3.08%

The decline in net interest income on a linked-quarter and annual basis primarily reflected the effects of Sterling's higher level of non-performing assets, including non-accrual loans and other real estate owned (OREO).

During the fourth quarter of 2009, Sterling reversed interest income on non-performing assets of $21.5 million, representing 75 basis points, compared with $10.4 million, or 35 basis points, for the fourth quarter of 2008. During the 12-month period ended Dec. 31, 2009, Sterling reversed $60.6 million, or 51 basis points, of interest income on non-performing assets compared with $28.6 million, or 24 basis points, for the 12-month period ended Dec. 31, 2008.

Sterling's net interest margin decline between the third and fourth quarters of 2009 was due to the increase in the amount of interest income that was reversed on non-performing assets.

Non-Interest Income

Non-interest income includes fee and service-charge income, mortgage banking operations (MBO) and other items such as bank-owned life insurance and loan servicing fees. In the fourth quarter of 2009, non-interest income was $28.1 million, up 28% from $22.0 million in the fourth quarter of 2008 and up 2%, from $27.4 million, in the linked quarter. The increase in non-interest income on a linked-quarter and year-over-year basis was driven primarily by higher MBO income.

For the quarter ended Dec. 31, 2009, fees and service charges income contributed $14.5 million to non-interest income, which remained relatively flat compared to the fourth quarter of 2008.

Mortgage banking operations income in the fourth quarter of 2009 rose 59% to $10.8 million from $6.8 million in the fourth quarter of 2008. For the fourth quarter of 2009, total residential mortgage originations were $684.6 million, with residential loan sales of $645.1 million, compared with originations of $341.0 million and loan sales of $314.9 million in the fourth quarter of 2008.

Sterling's non-interest income increased 35% to $123.8 million for the 12 months ended Dec. 31, 2009, from $91.9 million for the 12 months ended Dec. 31, 2008. These results reflect higher income from mortgage banking operations as well as net gains on the sale of securities.

Non-Interest Expenses

Non-interest expenses rose 6% to $94.5 million in the fourth quarter of 2009 from $89.2 million in the fourth quarter of 2008, primarily due to higher Federal Deposit Insurance Corporation (FDIC) deposit insurance premiums and increased credit resolution costs.

Seibly said, ''We continue to manage our controllable overhead expenses relative to our asset base as we focus on our asset resolution efforts.”

For the 12-month period ended Dec. 31, 2009, non-interest expenses were $597.5 million compared with $529.3 million for the 12-month period ended Dec. 31, 2008. The FDIC insurance premiums and OREO expenses contributed the majority of the increase in non-interest expenses during the year. Total non-interest expenses for both years were elevated as a result of goodwill impairment charges, which totaled $227.6 million in 2009 and $223.8 million in 2008.

Credit Quality

During the quarter, Sterling continued to address credit quality by identifying and writing down troubled assets, charging off confirmed losses on non-performing loans, reducing its concentration of construction loans, selling non-performing loans and building loan loss reserves. The prolonged economic downtown continued to impact real estate values, increasing the levels of both classified and non-performing assets. Lower appraisal values on previously identified non-performing loans carried at fair market value resulted in higher net charge-offs and additional allowances for credit losses.

In the fourth quarter of 2009, Sterling recorded a $340.3 million provision for credit losses, compared with $195.5 million for the linked quarter, and $228.5 million in the fourth quarter of 2008. For the year ended Dec. 31. 2009, the provision for credit losses was $681.4 million compared with $333.6 million for the year ended Dec. 31, 2008.

During the quarter, Sterling recognized net charge-offs of $272.1 million, compared with $143.3 million in the third quarter of 2009, and $182.5 million in the fourth quarter of 2008. The majority of these charge-offs were related to non-performing construction loans. Sterling ended 2009 with a record high level of reserves. Reflecting the charge-offs and provisioning during the quarter, the allowance for credit losses at Dec. 31, 2009 increased 24% to $355.4 million, or 4.62% of total loans, from $287.3 million, or 3.48% of total loans, at Sept. 30, 2009, and rose 55% from $229.7 million, or 2.55% of total loans, at Dec. 31, 2008.

Classified assets (which include performing substandard loans, non-performing loans and OREO) were $1.65 billion at the end of the fourth quarter of 2009 compared with $1.25 billion at the linked quarter and $984.9 million at the end of the fourth quarter of 2008. Residential construction, commercial construction (including multi-family), and commercial banking represent the majority of classified assets. During the quarter, the largest increases in classified assets by loan type were commercial construction (including multi-family), commercial banking, commercial real estate and residential mortgage.

Non-performing assets (which include non-performing loans and OREO) were $987.4 million at Dec. 31, 2009, compared with $828.9 million at Sept. 30, 2009, and $610.7 million at Dec. 31, 2008. “More than three quarters of our non-performing loans are collateral-dependent and are carried at fair market value,” Seibly said. “On these loans, Sterling has recognized cumulative confirmed losses of $500.2 million and carries them at 58% of original value on its balance sheet. In addition, Sterling has established a specific reserve of $27.1 million against these loans. The fair values of these assets reflect the continued declines in real estate values and should enable the resolution of these assets in future periods.”

Non-performing assets rose 19% over the linked quarter. The increase was driven primarily by commercial construction (including multi-family), commercial banking and commercial real estate.

Sterling continued its homebuyer loan program in our service area to assist builders and developers in the sale of their Sterling-financed inventory. Sterling also has condo and jumbo loan programs to help homebuyers of Sterling-financed properties. For properties available under these programs, Sterling supports a property website called Sterling-Golf Available Properties, which can be accessed at www.sterling-golf-availableproperties.com.

The accompanying table shows an analysis of Sterling's non-performing assets by loan category and geographic region for the quarters ended Dec. 31, 2009, Sept. 30, 2009 and Dec. 31, 2008.

NON-PERFORMING ASSET ANALYSIS
($ in thousands)
	12/31/2009		9/30/2009		12/31/2008
	Amt	% of Gross	Amt	% of Gross	Amt	% of Gross
Construction - residential (by location)
Puget Sound	$154,369	16%	$134,730	16%	$73,878	12%
Portland, OR	114,628	12%	124,849	15%	117,350	19%
Bend, OR	29,344	3%	22,926	3%	22,136	4%
Vancouver, WA	23,332	2%	15,504	2%	14,486	2%
N. California	20,535	2%	6,016	1%	3,558	1%
Boise, ID	21,659	2%	23,550	3%	23,356	4%
S. California	8,893	1%	37,777	5%	67,824	11%
Utah	4,451	0%	5,244	1%	29,586	5%
Other	62,267	6%	71,057	8%	58,164	9%
Total construction - residential	439,478	44%	441,653	54%	410,338	67%
Construction - commercial (by location)
N. California	47,044	5%	15,741	2%	58,748	10%
S. California	38,003	4%	18,375	2%	7,636	1%
Puget Sound	22,045	2%	19,864	2%	3,500	1%
Other	60,775	6%	73,326	9%	723	0%
Total construction - commercial	167,867	17%	127,306	15%	70,607	12%
Construction - multi-family (by location)
Puget Sound	27,195	3%	21,724	2%	-	0%
Portland, OR	15,497	2%	5,690	1%	-	0%
Other	32,639	3%	-	0%	3,894	1%
Total construction - multi-family	75,331	8%	27,414	3%	3,894	1%
Construction - total	682,676	69%	596,373	72%	484,839	80%
Commercial banking	136,464	14%	100,370	12%	61,520	10%
Residential real estate	71,642	7%	68,045	8%	46,043	7%
Commercial real estate	69,540	7%	44,225	5%	7,753	1%
Multi-family real estate	20,478	2%	13,474	2%	4,757	1%
Consumer	6,609	1%	6,403	1%	5,753	1%
Total gross NPAs (a)	$987,409	100%	$828,890	100%	$610,665	100%
Specific reserves	(35,334)		(9,898)		(19,535)
Total net NPAs (a)	$952,075		$818,992		$591,130

(a) Net of cumulative confirmed losses on loans and OREO of $579.7 million for Dec. 31, 2009, $386.2 million for Sept. 30, 2009, and $208.9 million for Dec. 31, 2008.

Executive Transition

On Jan. 22, 2010, Sterling named Steve Hauschild as interim head of its credit functions as the bank began a search for a new chief credit officer for Sterling Savings Bank. This follows the retirement of Steve Page, 61, who held the title of chief credit officer during much of his 26-year career with the bank.

Fourth-Quarter 2009 Earnings Conference Call

Sterling will host a conference call for investors the morning of Feb 2, 2010, at 8:00 a.m. PST to discuss the company's financial results. A live audio webcast of the conference call can be accessed at the company's website. To access this audio presentation call, click on the audio webcast icon. Additionally, investors may listen to the live conference call by telephone. To participate in the conference call, domestic callers should dial 312-470-7371 approximately five minutes before the scheduled start time. You will be asked by the operator to identify yourself and provide the password "STERLING" to enter the call. A webcast replay of the conference call will be available on the company's website approximately one hour following the completion of the call. The webcast replay will be offered through March 3, 2010.

About Sterling Financial Corporation

Sterling Financial Corporation of Spokane, Wash., is the bank holding company for Sterling Savings Bank, a commercial bank, and Golf Savings Bank, a savings bank focused on single-family mortgage originations. Both banks are state chartered and federally insured. Sterling offers banking products and services, mortgage lending, construction financing and investment products to individuals, small businesses, commercial organizations and corporations. As of Dec. 31, 2009, Sterling Financial Corporation had assets of $10.9 billion and operated 178 depository branches throughout Washington, Oregon, Idaho, Montana and California. Visit Sterling's website at www.sterlingfinancialcorporation-spokane.com.

Forward-Looking Statements

This release contains forward-looking statements, which are not historical facts and pertain to Sterling's future operating results. These forward-looking statements are within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, but are not limited to, statements about Sterling's plans, objectives, expectations and intentions and other statements contained in this release that are not historical facts. When used in this release, the words "expects," "anticipates,'' ''intends,'' ''plans,'' ''believes,'' ''seeks,'' ''estimates'' and similar expressions are generally intended to identify forward-looking statements. These forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond Sterling's control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the results discussed in these forward-looking statements because of numerous possible risks and uncertainties. These include but are not limited to: the possibility of continued adverse economic developments that may, among other things, increase default and delinquency risks in Sterling's loan portfolios; shifts in interest rates that may result in lower interest rate margins; shifts in the demand for Sterling's loan and other products; lower-than-expected revenue or cost savings in connection with acquisitions; changes in accounting policies; changes in the monetary and fiscal policies of the federal government; and changes in laws, regulations and the competitive environment.

CONTACT:
Sterling Financial Corporation
Investor Contacts:
Daniel G. Byrne, EVP/Chief Financial Officer, 509-458-3711
or
David Brukardt, EVP/Investor & Corporate Relations, 509-863-5423
or
Media Contact:
Cara Coon, VP/Communications Manager, 509-626-5348